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                                                                 Exhibit (h)(1)

                                IRONWOOD FUNDS
                              SERVICES AGREEMENT

   AGREEMENT made as of the 24th day of August 2006, by and between Ironwood Funds, a Massachusetts business trust, with its principal office and place of business at 21 Custom House Street, Boston, MA 02110 (the "Trust"), and Citigroup Fund Services, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Citibank, N.A., with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Citigroup").

   WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares"), in separate series and classes; and

   WHEREAS, the Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 6, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust offers shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

   WHEREAS, Citigroup is the successor organization to Forum Accounting Services, LLC, Forum Administrative Services, LLC and Forum Shareholder Services, LLC, each of which had entered into a separate agreement with the Trust concerning accounting, administration and transfer agency services, respectively (the "Prior Agreements"), and the parties desire to combine the Prior Agreements into this Agreement;

   WHEREAS, the Trust desires that Citigroup perform certain services for each Fund and Class thereof and Citigroup is willing to provide those services on the terms and conditions set forth in this Agreement;

   NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Citigroup hereby agree as follows:

   SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

   (a) The Trust hereby appoints Citigroup, and Citigroup hereby agrees, to act for the Trust for the period and on the terms set forth in this Agreement as:
(i) administrator, (ii) fund accountant, (iii) transfer agent for the authorized and issued shares of beneficial interest of the Trust representing interests in each of the respective Funds and Classes thereof ("Shares"),
(iv) dividend disbursing agent and (v) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of shares of any of the Funds ("Shareholders") and set out in the currently effective prospectuses and statements of additional information (collectively "prospectus") of the applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

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   (b) In connection therewith, the Trust has delivered to Citigroup copies of:
(i) the Trust's Declaration of Trust and Bylaws (collectively, as amended from time to time, "Organizational Documents"); (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement");
(iii) the Trust's current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); (iv) each plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan"); and (v) all procedures adopted by the Trust with respect to the Funds (e.g., repurchase agreement procedures), and shall promptly furnish Citigroup with all amendments of or supplements to the foregoing. The Trust shall deliver to Citigroup a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing Citigroup and authorizing the execution and delivery of this Agreement.

   (c) Prior to the commencement of Citigroup's responsibilities under this Agreement, if applicable, the Trust shall deliver or cause to be delivered over to Citigroup (i) an accurate list of Shareholders of the Trust, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder records, files, and other materials requested by Citigroup and necessary or appropriate for proper performance of the functions assumed by Citigroup under this Agreement (collectively referred to as the "Materials").

   SECTION 2. DUTIES OF CITIGROUP

   (a) Subject to the direction and control of the Board and in conjunction with officers of the Trust, Citigroup shall manage all aspects of the Trust's operations with respect to the Funds except those that are solely the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

   (b) With respect to the Trust or each Fund, as applicable, and subject to the terms and conditions of this Agreement, Citigroup shall provide the services set forth in Appendices B, C and D hereto (the "Services"):

   (c) Citigroup shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

   (d) Citigroup shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of Citigroup shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Citigroup's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by Citigroup to the Trust or the Trust's authorized representatives at the Trust's expense. In the event the Trust designates a successor that shall assume any of Citigroup's obligations hereunder, Citigroup shall, at the expense and direction of the Trust, transfer to such

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successor all relevant books, records and other data established or maintained by Citigroup under this Agreement, including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor in the establishment of the books and records necessary to carry out the successor's responsibilities. In case of any requests or demands for the inspection of the Shareholder records of the Trust, Citigroup will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. Citigroup shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that Citigroup may grant the inspection without instructions as provided in Section 8(b).

   (e) Nothing contained herein shall be construed to require Citigroup to perform any service that could cause Citigroup to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act. Except with respect to Citigroup's duties as set forth in the Appendices and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

   (f) In order for Citigroup to perform the services required by this Agreement, the Trust (i) shall cause all service providers to the Trust to furnish any and all information to Citigroup, and assist Citigroup as may be required and (ii) shall ensure that Citigroup has access to all records and documents maintained by the Trust or any service provider to the Trust.

   SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

   (a) Citigroup shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Citigroup in writing. Citigroup shall use its best judgment and efforts in rendering the services described in this Agreement. Citigroup shall not be liable to the Trust or any of the Trust's shareholders for any action or inaction of Citigroup relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Citigroup's duties or obligations under this Agreement or by reason of Citigroup's reckless disregard of its duties and obligations under this Agreement.

   (b) The Trust agrees to indemnify and hold harmless Citigroup, its employees (as defined in Section 15(l)), directors and officers ("Citigroup Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character ("Losses"): (i) arising out of Citigroup's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) or
(ii) arising out of the offer or sale of Shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any

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stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Shares in such State, provided that Citigroup shall not be indemnified for Losses to the extent that the Losses result from Citigroup's breach of the standard of care set forth in
Section 3(a) (a "Citigroup Claim"). The Trust shall not be required to indemnify any Citigroup Indemnitee if, prior to confessing any Citigroup Claim against the Citigroup Indemnitee, Citigroup or the Citigroup Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the Citigroup Claim in its own name or in the name of the Citigroup Indemnitee.

   (c) Citigroup agrees to indemnify and hold harmless the Trust, its employees, Trustees and officers ("Trust Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of (i) Citigroup's actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d), (ii) any breach of Citigroup's representation set forth in Section 4 (a "Trust Claim"), (iii) any breach of this Agreement by Citigroup, or (iv) Citigroup's violation of law. Citigroup shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the Trust or the Trust Indemnitee does not give Citigroup written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

   (d) A Citigroup Indemnitee shall not be liable for any action taken or failure to act in reasonable and good faith reliance upon:

   (i) the advice of the Trust, the Trust's outside counsel given with respect to agents of the Trust and the Trust's independent accountants;

   (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board to give such oral instruction. Provided that Citigroup has such reasonable belief, Citigroup shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

   (iii) any written instruction or certified copy of any resolution of the Board, and Citigroup may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Citigroup to have been validly executed; or

   (iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Citigroup to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and no Citigroup Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Citigroup reasonably believes in good faith to be genuine.

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   (e) Citigroup shall not be liable for the errors of other service providers to the Trust or their systems, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Citigroup) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust, except to the extent such service provider is Citigroup or an affiliate of Citigroup.

   (f) Citigroup shall reimburse each applicable Fund for any net losses and any reprocessing costs to the Fund during each NAV Error Period (as defined below in subparagraph (g)) resulting from an NAV Difference (as defined below in subparagraph (g)) that is at least $0.01 per share but that is less than 1/2 of 1%. Citigroup shall reimburse the Fund on its own behalf and on behalf of each Fund shareholder for any losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least 1/2 of 1%; provided, however, that Citigroup shall not be responsible for reimbursing any Fund with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $10 per account.

   (g) For purposes of this Agreement: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected divided by the Recalculated NAV; (ii) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 per share or more exists;
(iii) NAV Differences and any Citigroup liability therefrom are to be calculated each time a Fund's (or Class's) NAV is calculated; (iv) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (v) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

   (h) If the Trust has the ability to originate electronic instructions to Citigroup in order to (i) effect the transfer or movement of cash or Shares or
(ii) transmit Shareholder information or other information, then in such event Citigroup shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by Citigroup from time to time.

   SECTION 4. REPRESENTATIONS AND WARRANTIES

   (a) Citigroup represents and warrants to the Trust that:

   (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

   (ii) It is duly qualified to carry on its business in the State of Maine;

   (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

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   (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

   (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

   (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Citigroup, enforceable against Citigroup in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

   (vii) It is registered as a transfer agent under Section 17A of the 1934 Act.

   (b) The Trust represents and warrants to Citigroup that:

   (i) It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

   (ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

   (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

   (iv) It is an open-end management investment company registered under the 1940 Act;

   (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

   (vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Trust being offered for sale.

   SECTION 5. COMPENSATION AND EXPENSES

   (a) In consideration of the services provided by Citigroup pursuant to this Agreement, the Trust shall pay Citigroup, with respect to each Class of each Fund the fees set forth in Appendix E hereto.

   All fees payable hereunder shall be accrued daily by the Trust. The fees payable for the services listed in each clause (i) of Appendix E hereto shall be payable monthly on the first day of each calendar month for services to be performed during the following calendar month. The fees payable for the services listed in each clause (ii) and clause (iii) and for all reimbursements as described in Section 5(b) shall be payable monthly in arrears on the first day of each calendar

                                     - 6 -

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month for services performed during the prior calendar month. If fees payable for the services listed in a clause (i) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Citigroup such compensation as shall be payable prior to the effective date of termination.

   Nothing in this Agreement shall require Citigroup to perform any of the services listed in item (xxxi) of Appendix B, as such services may be performed by the Fund's independent accountant if appropriate.

   (b) In connection with the services provided by Citigroup pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Citigroup for the expenses set forth in Clauses 1(ii), 2(ii) and 3(iv) of Appendix E hereto. Reimbursements shall be payable as incurred. In addition, the Trust, on behalf of the applicable Fund, shall reimburse Citigroup for all reasonably incurred expenses and employee time (at 150% of salary) of Citigroup attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews. Should the Trust exercise its right to terminate this Agreement, the Trust, on behalf of the applicable Fund, shall reimburse Citigroup for all reasonably incurred out-of-pocket expenses and employee time (at 150% of salary) associated with the provision of assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities. Any such expenses and charges shall be documented fully in the invoice submitted to the Trust for payment.

   (c) Citigroup may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Citigroup; provided, however, that Citigroup shall in all cases first reasonably attempt to apply to and obtain the advice and opinion of in-house counsel to Citigroup. The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust.

   (d) Notwithstanding anything in this Agreement to the contrary, Citigroup and its affiliated persons may receive compensation or reimbursement from the Trust with respect to: (i) the provision of services on behalf of the Funds in accordance with any Plan or Service Plan; (ii) the provision of shareholder support or other services; (iii) service as a trustee or officer of the Trust; and (iv) services to the Trust, which may include the types of services described in this Agreement, with respect to the creation of any Fund and the start-up of the Fund's operations.

   SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

   (a) This Agreement shall become effective with respect to each Fund or Class on the date first written above. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

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   (b) This Agreement shall continue in effect with respect to a Fund until terminated.

   (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on ninety (90) days' written notice to Citigroup or (ii) by Citigroup on ninety (90) days' written notice to the Trust.

   (d) The provisions of Sections 3, 5(b), 6(d), 6(e), 8, 9, 13, 15(a) and 15(i) shall survive any termination of this Agreement.

   (e) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Citigroup or the Trust except by the specific written consent of the other party. If the parties to this Agreement consent to assignment of all or any part of this Agreement, all terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

   SECTION 7. ADDITIONAL FUNDS AND CLASSES

   In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. Citigroup or the Trust may elect not to make any such series or classes subject to this Agreement.

   SECTION 8. PROPRIETARY INFORMATION, CONFIDENTIALITY

   (a) The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Citigroup on databases under the control and ownership of Citigroup or a third party acting on Citigroup's behalf or from whom Citigroup has licensed software constitute copyrighted, trade secret, or other proprietary information (collectively, "Citigroup Proprietary Information") of substantial value to Citigroup or the third party. The Trust agrees to treat all Citigroup Proprietary Information as proprietary to Citigroup and further agrees that it shall not divulge or use any Citigroup Proprietary Information to any person or organization other than to those individuals among its agents, employees and directors who have a need to receive such Citigroup Proprietary Information except that the Trust may release such other information as approved by Citigroup, which approval shall not be withheld where the Trust is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that the Trust shall seek the approval of Citigroup as promptly as possible so as to enable Citigroup to pursue such legal or other action as it may desire to prevent the release of such information) or except as may be provided under this Agreement.

   (b) Citigroup acknowledges that the books, records and other data of the Trust (collectively, "Trust Data") and the Shareholder list and all information related to Shareholders furnished to Citigroup by the Trust or by a Shareholder in connection with this Agreement (collectively, "Customer Data") constitute proprietary information of substantial value to the Trust. In no event shall Citigroup Proprietary Information be deemed Customer Data or Trust Data. Citigroup agrees to treat all Customer Data and Trust Data as proprietary to the Trust and further agrees that it shall not divulge or use any Customer Data to any person or organization except that Citigroup may:

                                     - 8 -

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   (i) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

   (ii) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

   (iii) release such other information as approved by the Trust, which approval shall not be withheld where Citigroup is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Citigroup shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Trust;.

   (c) Citigroup shall abide by the Trust's privacy policy pursuant to Regulation S-P promulgated under Section 504 of the Gramm-Leach-Bliley Act.

   SECTION 9. FORCE MAJEURE

   Citigroup shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Citigroup's obligations hereunder are to oversee or monitor the activities of third parties, Citigroup shall not be liable for any failure or delay in the performance of Citigroup's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Citigroup.

   SECTION 10. ACTIVITIES OF CITIGROUP

   (a) Except to the extent necessary to perform Citigroup's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Citigroup's right, or the right of any of Citigroup's managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

   (b) Subject to prior written approval of the Trust, Citigroup may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Citigroup, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Citigroup of its responsibilities hereunder. Citigroup may pay those persons for their services, but no such payment will increase Citigroup's compensation or reimbursement of expenses from the Trust.

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   SECTION 11. COOPERATION WITH INDEPENDENT ACCOUNTANTS

   Citigroup shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

   SECTION 12. SERVICE DAYS

   Nothing contained in this Agreement is intended to or shall require Citigroup, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

   SECTION 13. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

   The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Citigroup agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Citigroup's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

   SECTION 14. TAXES

   Citigroup shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against Citigroup for compensation received by it under this Agreement.

   SECTION 15. MISCELLANEOUS

   (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

   (b) Except for Appendix A to add new Funds and Classes in accordance with
Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

   (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

   (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

   (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

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   (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Citigroup and Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

   (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

   (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business set forth above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

   (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

   (j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

   (k) The terms "affiliated person" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

   (l) For purposes of this Agreement only, the term "employee," with respect to Citigroup shall mean an employee of Citigroup, and not of any parent, subsidiary or other affiliated company of Citigroup.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                              IRONWOOD FUNDS

                                              By: /s/ Warren J. Isabelle
                                                  -----------------------------
                                                  Warren J. Isabelle
                                                  President

                                              CITIGROUP FUND SERVICES, LLC

                                              By: /s/ Sara M. Morris
                                                  -----------------------------
                                                  Sara M. Morris
                                                  Director

                                IRONWOOD FUNDS

                      APPENDIX A -- DATED AUGUST 24, 2006

                              FUNDS OF THE TRUST:

..  Ironwood Isabelle Small Company Stock Fund

                             CLASSES OF THE TRUST:

..  Investment Shares

..  Institutional Shares

                                              IRONWOOD FUNDS


                                              By: -----------------------------
                                                  Warren J. Isabelle
                                                  President

                                              CITIGROUP FUND SERVICES, LLC


                                              By: -----------------------------
                                                  Sara M. Morris
                                                  Director

                                    - A1 -